Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3687863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 771-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOSEPH E. CROSS, CHIEF EXECUTIVE OFFICER

NANOPHASE TECHNOLOGIES CORPORATION

1319 Marquette Drive

Romeoville, Illinois 60446

(630) 771-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

JOHN L. EISEL, ESQ.

GEOFFREY C. COCKRELL, ESQ.

Wildman, Harrold, Allen & Dixon LLP

225 West Wacker Drive

Chicago, Illinois 60606-1229

(312) 201-2000

(312) 201-2555 (fax)

Title of each Class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($.01 par value)	240,500	$3.10	$745,550	$29.30

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Common Stock to be offered or sold pursuant to the 2004 Equity Compensation Plan, as amended, described herein which may become issuable pursuant to the anti-dilution provisions of the plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported on the NASDAQ Stock Market for the Registrant’s Common Stock on May 7, 2008.

INTRODUCTORY STATEMENT UNDER

GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement is being filed by Nanophase Technologies Corporation (the “Registrant”) to register an additional 240,500 shares of the Registrant’s common stock, par value $.01 per share (“Common Stock”), available for issuance under the Nanophase Technologies Corporation 2004 Equity Compensation Plan, as amended (the “Plan”). As a result of an amendment to the Plan, which was approved by the Registrant’s stockholders on July 24, 2006, the number of shares of Common Stock authorized for issuance under the Plan was increased to 1,200,000 from 959,500. In addition, the amendment to the Plan also (a) increased the annual limit on the number of shares available to be issued under the Plan to 300,000 (subject to exceptions previously contained in the Plan), and (b) decreased the cap on grants to any individual in any year to 10% of any class. On October 1, 2004, the Registrant previously registered 959,500 shares of Common Stock for issuance under the Plan by a Registration Statement on Form S-8 (Registration Statement No. 333-119466) filed with the Securities and Exchange Commission. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-119466 are incorporated herein by reference. Also pursuant to General Instruction E to Form S-8, the filing fee is being paid only with respect to the 240,500 shares of Common Stock not previously registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Pursuant to General Instruction E to Form S-8, set forth below is additional information that was not included in the Registrant’s earlier registration statement regarding the Plan.

Item 3. Exhibits.

The following is a list of exhibits filed as part of this registration statement.

Exhibit No.	Description
5	Opinion of Wildman, Harrold, Allen & Dixon LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 8, 2008.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Joseph E. Cross
Joseph E. Cross
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph E. Cross and Jess Jankowski, or either of them, as his attorney-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities (including without limitation, as Director and/or principal Executive Officer, principal Financial Officer, principal Accounting Officer or any other officer of the Company), to sign and execute this Registration Statement on Form S-8 and any amendment or amendments, including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform any and all acts and things requisite and necessary to be done, and hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their capacities and on May 8, 2008.

Signature		Title

By:	/s/ Joseph E. Cross	President, Chief Executive Officer and a Director
Joseph E. Cross

By:	/s/ Jess Jankowski	Chief Financial Officer, Vice President and Corporate Controller (Principal
	Jess Jankowski	Accounting and Financial Officer)

By:	/s/ Donald S. Perkins	Chairman of the Board and Director
Donald S. Perkins

By:	/s/ James Henderson	Director
James Henderson

By:	/s/ Jerry Pearlman	Director
Jerry Pearlman

By:	/s/ James A. McClung	Director
James A. McClung

By:	/s/ Richard W. Siegel	Director
Richard W. Siegel

By:	/s/ R. Janet Whitmore	Director
R. Janet Whitmore

By:	/s/ George A. Vincent III	Director
George A. Vincent III

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Wildman, Harrold, Allen & Dixon LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5).